Exhibit 21.1

                   LIST OF SUBSIDIARIES OF GENERAL MEDIA, INC.

                                                          State or Other
                                                         Jurisdiction of
                                                          Incorporation
      Name                                               Or Organization
      ----                                               ---------------
1.    General Media Communications, Inc.                    Delaware
2.    General Media Films, Inc.                             New York
3.    General Media International Financial Services        (GMIFS)
         N.V.                                               Netherlands Antilles
4.    General Media (UK), Ltd.                              United Kingdom
5.    Penthouse Clubs International Establishment           Liechtenstein
6.    Penthouse Images Acquisition, Ltd.                    New York
7.    Penthouse Music, Ltd.                                 Delaware
8.    Pure Entertainment Telecommunications, Inc.           New York
9.    Pure Entertainment Telecommunications (Curacao) N.V.  Netherland Antilles
10.   General Media Entertainment, Inc.                     New York
11.   General Media Automotive Group, Inc.                  New York
12.   General Media On-Line Services, Inc.                  Delaware
13.   Penthouse Financial Services N.V.                     Netherland Antilles